Exhibit 4.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEEKAY OFFSHORE GP L.L.C.

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), dated as of July 2, 2018, of Teekay Offshore GP L.L.C., a Marshall Islands non-resident domestic limited liability company (the “Company”), is by and among Teekay Holdings Limited, a Bermuda corporation (“TK”), and Brookfield TK TOGP L.P., a Bermuda limited partnership (“Brookfield”).

WHEREAS, TK and Brookfield entered into that Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 25, 2017 (the “LLC Agreement”);

WHEREAS, pursuant to Section 5.5 of the LLC Agreement, Brookfield has delivered a notice to TK of its intent to exercise its option to purchase from TK two percent (2%) of the currently outstanding Shares (the “Option Shares”) in consideration of one million (1,000,000) Warrants (the “Purchased Warrants”);

WHEREAS, concurrently with the execution of this Amendment, Brookfield will assign to TK (or TK’s designee) the Purchased Warrants;

WHEREAS, the Company maintains a schedule of all Members setting forth the percentage of Shares held by each of them; and

WHEREAS, TK and Brookfield now desire to amend the LLC Agreement as set forth in this Amendment to effect the sale and transfer from TK to Brookfield of the Option Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

2. Representations and Warranties of TK. TK hereby represents and warrants to Brookfield that:

(a). TK is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda.

(b). All consents, approvals, authorizations and orders necessary for the execution and delivery by TK of this Amendment and for the sale and transfer of the Option Shares to Brookfield have been obtained; and TK has all necessary corporate power and authority to enter into this Amendment and to sell and transfer the Option Shares to Brookfield.

(c). The sale and transfer of the Option Shares by TK to Brookfield and the compliance by TK with this Amendment will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which TK is a party or by which TK is bound or to which any of the property or assets of TK is subject; (B) result in any violation of the provisions of the certificate of incorporation or bylaws or other similar organizational documents of TK; or (C) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over TK or any of its subsidiaries or any property or assets of TK, except in the case of (A) and (C) as would not impair the sale and transfer of the Option Shares by TK to Brookfield and the compliance by TK with this Amendment; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental body or agency is required for the sale and transfer of the Option Shares by TK to Brookfield and the compliance by TK with this Amendment.

(d). TK has good and valid title to the Option Shares, free and clear of all liens, encumbrances, equities or claims; and, upon the sale and transfer of such Option Shares and payment therefor by the assignment by Brookfield to TK (or TK’s designee) of the Purchased Warrants, good and valid title to such Option Shares, free and clear of all liens, encumbrances, equities or claims, will pass to Brookfield.

3. Representations and Warranties of Brookfield. Brookfield hereby represents and warrants to TK that:

(a). Brookfield is a limited partnership duly formed, validly existing and in good standing under the Laws of Bermuda.

(b). All consents, approvals, authorizations and orders necessary for the execution and delivery by Brookfield of this Amendment and for the sale and transfer of the Purchased Warrants to TK (or TK’s designee) have been obtained; and Brookfield has all necessary limited partnership power and authority to enter into this Amendment and to sell and transfer the Purchased Warrants to TK (or TK’s designee).

(c). The sale and transfer of the Purchased Warrants by Brookfield to TK (or TK’s designee) and the compliance by Brookfield with this Amendment will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Brookfield is a party or by which Brookfield is bound or to which any of the property or assets of Brookfield is subject; (B) result in any violation of the provisions of the organizational or governing documents of Brookfield; or (C) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Brookfield or any of its subsidiaries or any property or assets of Brookfield, except in the case of (A) and (C) as would not impair the sale and transfer of the Purchased Warrants by Brookfield to TK (or TK’s designee) and the compliance by Brookfield with this Amendment; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental body or agency is required for the sale and transfer of the Purchased Warrants by Brookfield to TK (or TK’s designee) and the compliance by Brookfield with this Amendment.

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(d). Brookfield has good and valid title to the Purchased Warrants, free and clear of all liens, encumbrances, equities or claims; and, upon the sale and transfer of such Purchased Warrants and payment therefor by the assignment by TK to Brookfield of the Option Shares, good and valid title to such Purchased Warrants, free and clear of all liens, encumbrances, equities or claims, will pass to TK (or TK’s designee).

4. Sale and Transfer of Option Shares. TK does hereby sell, transfer, assign and deliver to Brookfield, and Brookfield does hereby accept, all of TK’s right, title and interest in the Option Shares, in exchange for, and against receipt by TK (or TK’s designee) of, the Purchased Warrants.

5. Amendment to LLC Agreement. Schedule A hereto sets forth the Members Schedule as of the execution of this Amendment.

5. No Further Amendment. Except as expressly provided in this Amendment, the terms and conditions of the LLC Agreement are and remain in full force and effect.

6. Counterparts; Email and Facsimile. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

7. Governing Law. The provisions set forth in Section 13.2 of the LLC Agreement are hereby incorporated mutatis mutandis.

*   *   *   *

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Teekay Offshore GP L.L.C. as of the date first written above.

TEEKAY HOLDINGS LIMITED

By:	/s/ Edith Robinson
Name: Edith Robinson
Title: President

[Signature Page to Amendment No. 1 to Second A&R Limited Liability Company Agreement]

BROOKFIELD TK TOGP L.P.

BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By:	/s/ Gregory E A Morrison
Name: Gregory E A Morrison
Title: Director

[Signature Page to Amendment No. 1 to Second A&R Limited Liability Company Agreement]

Schedule A

Teekay Offshore GP L.L.C.

Members Schedule

(as of July 2, 2018)

% of Shares
Teekay Holdings Limited 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton, HM 08, Bermuda Attn. Corporate Secretary Facsimile: (441) 298-2530 Email: Edie.Robinson@teekay.com With a copy to (which copy alone shall not constitute notice): Perkins Coie LLP 1120 NW Couch St., Tenth Floor Portland, OR 97209 Attention: David S. Matheson Gina K. Eiben Facsimile: (503) 346-2008 Email: DMatheson@perkinscoie.com GEiben@perkinscoie.com	49%

Brookfield TK TOGP L.P. c/o Brookfield Capital Partners (Bermuda) Ltd. 73 Front Street, 5th Floor Hamilton HM 12, Bermuda Attention: Manager - Corporate Services Facsimile: (441) 296-4475 Email: Jane.Sheere@brookfield.com With a copy to (which copy alone shall not constitute notice):	51%

Brookfield TK TOGP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:     Ryan Szainwald, Senior Vice President

Facsimile:     (416) 369-2301

Email:      Ryan.Szainwald@brookfield.com

With a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Joshua N. Korff, Esq.

         Elazar Guttman, Esq.

         Ross M. Leff, Esq.

A-1

Facsimile: (212) 446-4900 Email: JKorff@kirkland.com Elazar.Guttman@kirkland.com Ross.Leff@kirkland.com

Total	100%

A-2